Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is executed effective as of the 1st day of May, 1999 (the “Effective Date”) by and between SenoRx, Inc., a Delaware corporation (the “Company”) and Lloyd Malchow (the “Executive”).

1. Position and Duties. The Company hereby hires the Executive and the Executive hereby accepts employment as President and Chief Executive Officer of the Company and agrees to cause the Executive to be appointed to its Board of Directors as soon as possible after the date of this Agreement and to be reelected to the Board at each election for directors held during the period that the Executive holds the title of President and CEO.

2. Compensation.

(a) The Company agrees to pay the Executive and the Executive agrees to accept as compensation for his services, a monthly base salary of $18,750.00, less applicable withholding, payable in accordance with the Company’s standard payroll policy. The first and last payment by the Company to the Executive shall be prorated, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Additionally, at least annually, the Board of Directors will consider increases in the annual rate of salary in light of the Executive’s individual performance and other relevant factors. Executive understands that during the 12 month period following the Effective Date of this Agreement the Company shall have no cash bonus program and that it is the intent of the Company and the Board of Directors to institute such a program for the following years.

(b) The Executive will be entitled to vacation, fringe benefits and reimbursement for reasonable out-of-pocket expenses in accordance with the Company’s practices covering executive personnel, as such may be in effect from time to time.

3. Options.

(a) Subject to the approval of the Board of Directors, Executive shall be granted stock options for 654,375 shares of the Company’s Common Stock at the current market price, as determined by the Board of Directors on the date of grant. In accordance with the standard policy of the Company, such options shall be subject to a four (4) year vesting term with 12/48ths of such options vesting on the one (1) year anniversary of the grant date for such options with 1/48th of the total amount of such options to vest monthly thereafter; provided, however, that Executive remains a “Service Provider” to the Company as such term is defined in the Company’s 1998 Stock Option Plan.

(b) Within one (1) week following the grant of such options, Executive agrees to exercise one-quarter of the options set forth in paragraph 3(a) above (an amount equal to 163,594 shares of Common Stock) pursuant to the Company’s early exercise program.

(c) Notwithstanding any provision to the contrary in Section 12(c) of the 1998 Stock Plan, all options held by Executive will immediately vest (or the repurchase option will immediately lapse as to any shares purchased by Executive pursuant to the Company’s early option exercise program) upon the merger or consolidation of the Company with or into another corporation, entity or person, or the sale of more than 50% of the voting securities of the Company in one or a series of related transactions to another corporation, person or entity, or a sale of all or substantially all of the Company’s assets to another corporation, entity or person; provided that the stockholders of the Company, determined immediately before such transaction, own less than 50% of the voting securities of the surviving or acquiring corporation, entity or person (or parent thereof) immediately after such transaction.

4. Subsequent Financing. At the close of the next Preferred Stock equity financing, which is expected to be for Series B Preferred Stock, Executive agrees to purchase 31,875 shares of such Preferred Stock upon the same terms and conditions as agreed to by the other purchasers.

5. Unrelated Business Activities. The Executive agrees to devote his full working time to the performance of his duties for the Company.

6. Proprietary Information Agreement. On the Effective Date of this Agreement, the Executive shall enter into the Company’s standard Proprietary Information Agreement.

7. Relocation Expenses.

(a) The Company shall pay to the Executive a lump sum amount equal to $65,000.00 as reimbursement for Executive’s relocation costs.

(b) Until the earlier of the period from the Effective Date of this Agreement through June 30, 1999 and the relocation of Executive and his family to the Southern California area, the Company shall reimburse Executive, upon presentment of appropriate documentation, for temporary housing expenses and air fare expenses (coach class only).

8. Terms and Termination.

(a) The term of this Agreement shall commence on May 1, 1999 and shall continue until terminated by either party in accordance with the provisions of this Section 8.

(b) This Agreement may be terminated by the Company or the Executive at any time, with or without cause.

9. Conflicting Agreements. The Executive represents and warrants that he is free to enter into this Agreement and that there are no employment contracts, noncompetition agreements or restrictive covenants preventing full performance of his duties hereunder.

10. Miscellaneous.

(a) This Agreement shall be binding upon the legal representatives, distributees, successors and assigns of the parties hereto.

(b) This Agreement contains the entire agreement of the parties, and may not be changed orally, but only by a writing signed by the party against whom enforcement of such change is sought.

(c) This Agreement supersedes any prior written or oral agreements between the Executive and the Company or any officer, director or agent of the Company. It is agreed that a waiver by either party of a breach of any provision to this Agreement shall not operate or be construed as a waiver of any subsequent breach by the same party.

(d) In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement but such provisions shall be deemed deleted and such deletion shall not affect the validity of other provisions of this Agreement.

(e) This Agreement shall be governed by and construed according to the laws of the State of California. The federal and state courts of the state of California shall have exclusive jurisdiction to adjudicate any dispute rising out of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SENORX, INC.		EXECUTIVE

/s/ Fred H. Burbank		/s/ Lloyd Malchow

By:	Fred H. Burbank, M.D.	Lloyd Malchow

Title:	Chief Executive Officer and President